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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-213950 on Form S-3 of our report dated February 26, 2016 (June 6, 2016 as to the effects of the 2016 Drop Down as described in Notes 1 and 16, and the retrospective application of the change in accounting policy for presentation of debt issuance costs as described in Note 1; September 1, 2016 as to the addition of disclosures in Note 17 required under Regulation S-X Rule 3-10 as a result of the 2016 Drop Down, and the change in the guarantor structure of the Senior Notes described in Note 9), relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the "Partnership") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment for the acquisition of Summit Midstream Utica, LLC, Meadowlark Midstream Company, LLC, Tioga Midstream, LLC, and the 40.0% ownership interest in each of Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C. from Summit Midstream Partners Holdings, LLC which was accounted for as a combination of entities under common control), appearing in Amendment No. 1 to the Current Report on Form 8-K/A of Summit Midstream Partners, LP dated September 1, 2016, and to the incorporation by reference of our report dated February 26, 2016 related to the effectiveness of the Partnership's internal control over financial reporting appearing in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 7, 2016

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM